EXHIBIT 99

OraSure Technologies, Inc.

2006 First Quarter Analyst/Investor Conference Call

May 2, 2006

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Kathy,

Good afternoon everyone and welcome to our first quarter earnings conference call for 2006. We’re very happy that you’ve joined us.

For this afternoon’s call, I will first provide a brief review of our financial performance for the quarter and some of the more noteworthy developments involving our major product lines. Ron Spair, our Chief Financial Officer, will then provide a more detailed review of our financial results for Q1 and our expectations for both the second quarter and full year 2006. I will conclude with a brief overview of the progress we are making against our strategic initiatives, and then open the floor for questions.

Financial Overview- Doug Michels

First quarter revenues came in slightly lower than our expectations at $15.2 million. This compares to revenues of $15.8 million in Q1 2005. Increased revenues from the infectious disease and substance abuse testing markets were offset by lower revenues in cryosurgery and insurance risk assessment testing. The increase in infectious disease revenues was accomplished without the benefit of a new significant bulk procurement of OraQuick from the federal government. Ron will provide more detail on the potential impact of the bulk orders when he updates our second quarter and full year 2006 guidance later in the call.

Consistent with our expectations, net income for Q1 was $900,000, which represents $0.02 per share on a fully-diluted basis. This compares to net income of $1.6 million, or $0.03 per share during Q1 of 2005. As Ron will further explain, this is not an apples to apples comparison since the current quarter includes the impact of stock option expensing and is fully taxed while the results for the first quarter of 2005 do not reflect these items. In fact, when comparing results on an apples to apples basis, you will see the excellent results delivered on the bottom line.

Our cash and liquidity position remained strong at the end of the quarter. We had $79 million in cash and short-term investments and about $93 million in working capital at the end of Q1.

Now let me turn to some highlights for each of our product lines, starting first with our infectious disease business.

Business Review – Doug Michels

OraQuick®

During the first quarter, our infectious disease testing business experienced a 20% revenue increase over the same period in 2005. Continued strong demand for OraQuick ADVANCE more than offset slightly lower sales of our OraSure oral fluid collection device.

A top priority during the quarter, and indeed since last year, has been to secure one or more new large bulk orders for OraQuick ADVANCE from the CDC and other government agencies. However, obtaining actual orders from these agencies is taking longer than expected, as can be the case when working with the government.

During Q1, the Substance Abuse and Mental Health Services Administration, or SAMHSA, did place another order for about $500,000 to support the continuation of its testing initiative. As you may recall, SAMHSA previously purchased $4 million of our OraQuick ADVANCE tests and controls. Although this latest order is relatively small, we see the purchase of additional test devices as a positive sign from SAMHSA, supporting our view that additional orders should be forthcoming in the future.

Based on our ongoing conversations with public health customers, we believe that demand for additional bulk orders is strong. Our customers have told us they have an immediate need for more tests, and our conversations confirm our belief that the OraQuick test, because it is CLIA waived, can be conveniently used with oral fluid, and tests for both HIV-1 and HIV-2, is the most versatile and well suited test for public health and other customers.

We have discussed the need for additional testing with the CDC, and we continue to have discussions at the highest levels within the CDC and elsewhere at the federal level about continued bulk procurement. It is clear that without additional bulk purchases and continued deployment of rapid HIV tests by the CDC and others, that the progress that has been made to date with HIV testing will not be sustained. Based on these observations and our discussions with the CDC, we believe there is strong support for additional orders yet this year.

Our optimism about receiving additional federal bulk orders this year is also supported by two other important facts:

•	First, the Senate Conference Report which accompanied the fiscal year 2006 Labor, Health and Human Services, and Education appropriations bill contains language that encourages the CDC to move forward as quickly as possible with the purchase of additional oral fluid rapid HIV tests to help sustain and expand its HIV/AIDS programs. The Report also encourages SAMHSA to expand its rapid HIV testing program and urges the Secretary of HHS to significantly increase the use of bulk purchasing and wide scale deployment of FDA-approved oral fluid HIV-1/2 rapid tests for both domestic and international programs. Since OraSure has the only FDA approved rapid oral fluid test, we think this bodes well for us. We also believe these statements were intended to encourage additional bulk purchases as an effective tool in the fight against HIV/AIDS.
•	Second, and as we have previously discussed, President Bush in his State of the Union address earlier this year called for a nationwide effort to deliver rapid HIV tests to millions of people in order to help stem the tide of HIV/AIDS. He has proposed to direct more than $90 million for the purchase and distribution of rapid HIV test kits in order to facilitate testing of more than 3 million people. This is part of the 2007 budget process for the fiscal year beginning October 1, 2006, which is now working its way through Congress, and we believe further confirms the federal government’s commitment to purchasing a test like OraQuick as part of its HIV/AIDS strategy.

Our efforts to obtain large orders through bulk procurement have not been limited to the federal government. We are also in close discussions with several major cities who intend to substantially increase their HIV testing efforts. While I cannot identify specifically with whom we are speaking, at least one major city has indicated a desire to make a substantial purchase this year in order to test all city residents. During the past few months, we have been working with city officials on the design and logistics of this initiative. We are very excited about this new program and hope to be able to share more details in the near future. Of course, OraQuick ADVANCE will be at the heart of this initiative primarily due to its versatility and the benefits provided by oral fluid testing. Once finalized, we also believe this city’s testing initiative is something that can and will be duplicated by other cities around the country.

In view of the strong support for the bulk deployment of rapid HIV tests, largely as a result of the successful programs that CDC and SAMHSA have implemented, I am confident that OraQuick will continue to be a significant growth driver for our company. For these reasons, we remain optimistic and continue to believe it is just a matter of time before additional orders are received. Obviously, the fact that we have not yet received a new bulk order is having an impact on our financial performance for 2006. Importantly, though, we believe the absence of a new order up to this point in no way indicates a reduction in demand for rapid HIV testing, or more specifically a reduction in demand for OraQuick.

Turning now to some recent highlights in the infectious disease market:

•	Sales of OraQuick ADVANCE to Abbott for hospital distribution was a clear highlight in Q1, increasing 117% over Q1 of 2005. This increase is the result of the continued strong cooperation between our companies and, in particular, the great work of our hospital sales team who support Abbott’s hospital sales representatives. Abbott management continues to show a strong emphasis on marketing OraQuick as part of its product offerings.

•	We expect continued strong growth of OraQuick ADVANCE sales to hospitals for a number of reasons:

•	As previously announced, Abbott recently signed a 3-year single source agreement to supply OraQuick ADVANCE to the Novation system of health care facilities. Novation membership includes thousands of hospitals, and this agreement will provide the opportunity to sell OraQuick ADVANCE into many more hospitals throughout the country.

•	We have been tracking the CDC’s efforts to develop revised guidelines for routine HIV testing in healthcare settings and specifically in emergency departments and labor and delivery units in hospitals as well as various other points of care like physicians’ offices, clinics and the like. The development of these recommendations is very far along, and we expect them to be issued some time this summer. We believe these guidelines will provide yet another reason for hospitals and other health care facilities to either launch new rapid HIV testing programs or increase their use of rapid tests.

•	Finally, as previously announced, Johns Hopkins hospital is now offering oral fluid testing with OraQuick ADVANCE to any patient entering the hospital’s emergency room for evaluation or treatment. The program reports that offering OraQuick has increased the rate of previously unrecognized HIV cases that are now recognized from 2.3% to 4.3%— resulting in more people knowing their HIV status. And we believe this is just the beginning. For example, several other hospitals, including Highland Hospital (Alameda County, CA) and John Peter Smith Hospital (Fort Worth, TX), have either commenced offering routine testing with OraQuick ADVANCE or have initiated studies regarding the use of OraQuick ADVANCE in the emergency department. Together with Abbott, we are working to encourage other hospitals to adopt this important practice.

•	During the first quarter, our direct sales of OraQuick in the public health market grew 83% over 2005. This increase was due to the expansion of public health testing programs, the conversion of new customers attracted by the convenience and other benefits of oral fluid testing and, finally, by an increase in direct purchases of OraQuick ADVANCE by agencies that may have otherwise been the beneficiaries of a federal bulk purchase.

•	Although the public health sector and hospitals currently represent the largest markets for OraQuick, we are successfully expanding use of this product in other markets. As HIV testing becomes more mainstream and routine, several new markets are now being successfully penetrated, including corrections facilities, student health centers and family planning clinics. We believe these markets and possibly others will contribute to the future growth of our infectious disease testing business.

•	On the international front, there have been many developments:

•	International sales of OraQuick during Q1 grew 64% over 2005, which included a 45% increase in sales to Africa.

•	We continue to make progress in our efforts to obtain a CE mark for OraQuick ADVANCE, which is required to sell this product in the EU. The notifying body has reviewed our data submission and has asked a few follow-up questions. We expect to respond with some additional data in the next month, and to continue working closely with the notifying body to obtain final approval as soon as possible.

•	We have continued to meet with potential marketing and distribution partners for OraQuick in the EU and have narrowed our list of potential candidates.

•	We also continue to move forward in identifying and signing new distributors for our products in foreign territories. We are close to signing a distribution agreement for OraQuick in the Middle East, and are actively pursuing new distributors for Histofreezer in Mexico, for OraQuick in Brazil, Central America and Thailand, and for Intercept in Europe and other countries. Discussions also continue for both OraQuick and Histofreezer in Japan and for OraQuick in China.

•	Our effort to sell OraQuick to PEPFAR countries is also progressing. Discussions with officials of several specific African governments indicate there is growing interest in expanding testing within their countries.

•	During the first quarter, we made significant progress in our efforts to create an OTC diagnostics business with the immediate focus being on FDA approval of an OraQuick ADVANCE HIV over-the-counter test. As we indicated would happen during our last call, the FDA and its Blood Products Advisory Committee, or BPAC, met on March 10 to further discuss the clinical trial requirements for approving an OTC test. At the meeting, the Committee approved a proposal by FDA setting forth specific clinical trial requirements. On May 9, we are scheduled to have a follow-up meeting with the FDA to review our clinical development plan. We expect to obtain input from the FDA and obtain the FDA’s concurrence on our approach, after which we will prepare the study protocols and begin the trials. Some of the studies are expected to begin as early as June, while others will require IDE approval by the FDA and are not expected to commence until later in the year.

Now, moving on to our second main growth driver, substance abuse and specifically Intercept -

Intercept®

Our Intercept lab-based oral fluid drug test performed very well in Q1:

•	Total Intercept revenues in Q1 were up 27.3% over 2005, as a result of a 17% increase in Workplace testing revenues, a 38% increase in Criminal Justice and a 44% increase in International.

•	The continued growth of Intercept is attributable to the roll-out and implementation of new customer accounts closed in late 2005. Thirty-five new accounts were signed in Q1, including FTD Florists and AIG Insurance.

•	Finally, in past calls we have talked about the oral fluid testing guidelines under consideration by SAMHSA. Draft guidelines have been issued and are under what we believe to be final review by government agencies. On March 7th, SAMHSA’s Drug Testing Advisory Board, or DTAB, met and discussed the status of the guidelines. DTAB Chairman Robert Stephenson stated that the HHS Mandatory Guidelines, which address oral fluid testing, are now with the Office of Management and Budget which is processing the feedback from the various federal agencies that reviewed the guidelines. Chairman Stephenson qualified this step as a “good sign… pushing us towards an end game process.” We see this as a positive step forward in finalizing these guidelines, and we will share additional information with you as it becomes available.

Cryosurgical Systems

During Q1, our cryosurgical systems business decreased 20% from 2005.

•	The primary reason for this decrease was lower sales of our OTC cryosurgical products, primarily to Prestige for distribution in the U.S.

•	In Europe, SSL is now focused on its launch plans for the Scholl Freeze product. The roll out in France started last October and is going well, with a TV ad campaign completed in January and February. SSL launched Germany in January and its TV ad campaign started in April. More recently, SSL launched the Scholl product in the UK in March and also started a TV campaign in April. We expect SSL to meet its minimum purchase obligations under our agreement with the timing of additional significant purchases within the year being driven by the results of SSL’s marketing efforts.

•	Worldwide sales of Histofreezer, our professional cryosurgical product, decreased approximately $100,000 in Q1 compared to 2005.

•	Finally, there have been no new developments in our patent infringement litigation against Schering-Plough. As you may recall, the parties filed motions for summary judgment in November, and we are currently waiting for the Court to rule on those motions, with a trial date expected to be scheduled shortly thereafter.

Insurance Risk Assessment

Lastly, sales in Q1 to the insurance risk assessment market have continued to decline, with revenues declining 49% from 2005. This decline is attributable to an overall decrease in the number of applications for life insurance and an increase in the average policy amount. This latter fact is significant because insurance companies are more likely to use a blood test to test for multiple risk factors rather than oral fluid for higher face value policies. In an effort to stabilize sales, we continue to focus our marketing efforts on increasing the number and types of life insurance policies where oral fluid testing is used by life insurance companies.

Manufacturing and Operations

As discussed previously, we have installed an automated assembly system in Bethlehem for our OraQuick product line. Regulatory and Operations Teams have been working through the many studies and validation requirements for submission to the FDA. We expect the submission to be completed and filed this summer, which will be followed by an FDA inspection and hopefully a final approval towards the end of the year.

In order to plan for our future, we also recently decided to purchase our two facilities located on the Southside of Bethlehem, Pennsylvania, which are currently being leased. As you may know, one of these facilities is our corporate headquarters and manufacturing facility for several of our products. The other houses our R&D and sales and marketing departments. A primary benefit of this purchase will be an estimated reduction in operating expenses of approximately $450,000 on an annualized basis. Owning these facilities will also give us greater flexibility to expand as needed in the future.

During our last conference call we also discussed the efforts of a cross functional team to identify an enterprise resource software system for the Company. We have selected SAP as our software vendor and have purchased software licenses from them. We will begin the implementation of this project shortly. As I have previously indicated, this represents a major commitment and investment to build a solid foundation for future growth. We expect to implement during the last half of 2006 with a switchover to the SAP system on January 1, 2007.

With that, I will turn the call over to Ron Spair.

Revenues – Ron Spair

Thanks, Doug, and good afternoon everyone.

Total revenues for Q1 were $15.2 million, which is a 4% decrease from the same period in 2005. Revenue increases from sales of the Company’s OraQuick ADVANCE test and Intercept oral fluid drug test were offset by declines in sales of our cryosurgical wart removal products and our insurance risk assessment testing products.

In the infectious disease market, sales increased 20% as a result of the continued strength of our OraQuick ADVANCE test, despite the absence of a new bulk government order. During Q1, we sold $5.2 million of OraQuick, which included $2.9 million in direct sales to the public health marketplace, $1.5 million in sales to Abbott, $256,000 in sales to SAMHSA, and $561,000 into the international marketplace. Sales of the OraSure device in the Infectious Disease market decreased to $946,000 in the quarter, as compared to $1.2 million in Q1 of 2005. This reduction is reflective of continued customer transition from oral fluid lab-based testing to our rapid testing platform. We expect our infectious disease revenues in the second quarter of 2006 to approximate $6.5 million.

In the substance abuse testing market, sales were $3.4 million, up 18% over Q1 of 2005. Total Intercept sales were up 27% over the 1st quarter of 2005, reflecting increases in workplace testing, criminal justice and international. Sales of Intercept devices, which are predictive of future demand, totaled $1.4 million, up 25% in Q1 vs. 2005, with Workplace up 5%, Criminal Justice up 55%, International up 71%, and Direct Sales through our website up 37%. Sales of Intercept oral fluid drug assays are indicative of the number of oral fluid specimens being processed. Assay sales in Q1 grew by 30% over last year to $1.1 million, with Workplace up 37%, Criminal Justice up 25% and International up 20%. We expect our substance abuse revenues to increase in Q2 and throughout the remainder of 2006 as additional new Intercept accounts begin implementation.

Sales to the cryosurgical systems market in Q1 were down 20% compared to last year. U.S. OTC sales were down 54% from Q1 of last year to $1.8 million as our distributor, Prestige, worked through some inventory levels built up last year. Last year’s Q1 purchases by Prestige included product for a promotional program at one of their largest customers which did not meet expectations. This in turn led to the inventory issues experienced by Prestige. Sales of our international OTC cryosurgical products totaled $1.2 million during Q1. Sales of Histofreezer into the professional market decreased $100,000 as compared to 2005. We expect total cryosurgical revenues to exceed $4 million in the second quarter of 2006.

Insurance risk assessment sales of $1.1 million in the quarter were 49% lower than the comparable quarter in 2005. This decrease reflects a continued reduction in domestic life insurance application activity and a recent increase in the average policy amount. We expect that second quarter revenues will approximate $1 million.

Gross Margin – Ron Spair

Gross margin for Q1 of 2006 was 63%, which is an improvement over the 60% gross margin for the same period in 2005. Gross margin was positively affected by a more favorable sales mix and lower scrap expense.

Operating Expenses – Ron Spair

Our operating expenses for Q1 increased to $8.7 million from $8.2 million last year. This increase was primarily attributable to charges for stock-based compensation, including stock option expensing and charges associated with restricted shares, partially offset by lower legal fees.

Our operating margin for the first quarter was 6%.

Net Income – Ron Spair

Net income for Q1 was $900,000 or $0.02 per share on a fully-diluted basis. This compares to net income of $1.6 million, or $0.03 per share on a fully-diluted basis for the first quarter of 2005. Q1 2006 includes a charge of $820,000 related to stock option expensing and a $780,000 provision for income taxes. If these items were excluded, our net income for Q1 would have been $2.5 million or $0.05 per share on a fully-diluted basis. Our effective tax rate for financial statement purposes was 46% and was heavily influenced by the inclusion of stock option expense in the calculation.

Cash Flow from Operations and Liquidity – Ron Spair

Turning our attention briefly to our balance sheet and cash flow, we continue to maintain a very strong liquidity position. The Company’s cash and short-term investments were $79 million and working capital was $93.1 million at March 31, 2006. Cash flow from operations was positive at $2.6 million for Q1, an improvement of $2.1 million over the comparable period in 2005.

Capital expenditures in the first quarter amounted to $665,000. We also received $174,000 from the exercise of stock options. Depreciation and amortization amounted to $447,000 for the quarter. Our accounts receivable days sales outstanding decreased slightly from 59 days at December 31, 2005 to 58 days at March 31, 2006.

Guidance Update

Before I comment on our expectations for the second quarter and for the full year 2006, I think it is appropriate to first review the assumptions that were used to develop our previously announced guidance. As we previously explained, one of the main drivers of 2006 revenue growth was, and is expected to be, new bulk purchases by the government, particularly the CDC. As Doug has already explained, except for a small additional order received from SAMHSA, we have not received a new large bulk government order, and we cannot predict precisely when that may occur in the future.

Nevertheless, we remain optimistic that we will receive one or more bulk orders yet this year. At the top of the list is an expected new order from the CDC. We have also been engaged in intensive discussions with a major U.S. city that intends to launch this year a very large HIV testing campaign with our product. However, because we are already starting the fifth month of 2006 without such an order in hand, even if one or more were to be received shortly, it is uncertain, at this point, whether the orders will require us to fully deploy all purchased product during 2006.

Obviously, our 2006 revenues and net income will be significantly affected by whether we receive one or more bulk purchase orders as originally expected and the timing of deployment over the balance of the year. In the interest of being as transparent as possible, we want to provide you some indication of the financial impact if orders do not materialize or are not of sufficient volume, or if we cannot deploy a significant portion of the bulk orders we receive during 2006. We believe our base business, excluding any new bulk orders, will generate approximately $78 million in revenues and net income ranging from $0.09 to $0.11 per share, for the year 2006. The degree to which we exceed these figures and move towards our previously-announced targets of 25% revenue growth and net income of $0.13 to $0.15 per share for 2006 will depend on the timing, size and degree of deployment of any new bulk government orders for OraQuick. Additionally, unless a bulk order were to occur very soon, it is likely that our second quarter revenues will be in the range of $16.0 million, and net income for that period will be approximately $0.02 per share. All EPS projections are fully taxed and incorporate the effect of stock option expensing.

Obtaining as many additional bulk orders as we possibly can certainly remains, and will continue to remain, a top priority with the Company. Once a bulk order is received, we will announce it publicly and will provide guidance as to the expected timing of deployment of those orders and provide the specific incremental revenue and EPS impact we would expect for 2006. Our expectation is that we will have something positive in this area to announce in the relatively near term.

I will now turn it back over to Doug.

Strategy Update

Thanks, Ron.

I have already addressed progress against many of our strategic objectives in my earlier comments. However, I wanted to conclude with an update on our efforts to expand our infectious disease point-of-care testing business. We continue to make good progress in the development of a prototype rapid test for hepatitis C on our OraQuick platform. We presented preliminary performance data on this prototype test at the National Viral Hepatitis Prevention Conference in Washington DC at the end of last year. We will also be presenting additional performance data at the meeting of the American Association of Clinical Chemistry in Chicago in July. Overall, we are pleased with the progress we are making, and our development efforts continue as expected.

We also continue to evaluate a number of other opportunities to acquire or otherwise gain access to tests in the infectious disease point of care market.

Conclusion – Doug Michels

In conclusion, I remain extremely optimistic and enthusiastic about our growth opportunities across our different product lines in all geographies, as well as our ability to improve efficiencies, reduce our costs and increase our margins. We remain committed to and look forward to delivering a very successful 2006 for our stockholders.

And with that, I would like to open the floor for questions.

Important Information

The foregoing “Remarks” contain certain forward-looking statements, including with respect to revenues, net income and products. Actual results could be significantly different. Factors that could affect results include the ability to market products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products and changes in market acceptance based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties; ability to obtain, and timing of obtaining, necessary regulatory approvals; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability, patent infringement, and other types of litigation; changes in international, federal or state laws and regulations; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date the Remarks were made and OraSure Technologies undertakes no duty to update these statements.